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FOR IMMEDIATE RELEASE


Contact:        Steven P. Goldman
                Vice President and General Counsel
                206/628-8070



                      MIDCOM REPORTS PENDING NASDAQ REVIEW


SOUTHFIELD, MI (June 24, 1997) -- MIDCOM Communications Inc. (NASDAQ: MCCI) today reported that it has received notification from NASDAQ that a hearing has been scheduled to determine whether MIDCOM's common stock will continue to be listed on the NASDAQ National Market. The basis for the hearing is the Company's current failure to meet NASDAQ's net tangible asset requirement for listed companies. The hearing will be held at NASDAQ headquarters in Washington, D.C. on July 17. It is likely that a decision will be issued shortly after that date. In the interim, MIDCOM's common stock will continue to be listed on the NASDAQ National Market.

        "It's not unusual for fast-growing companies in industries such as telecommunications to fail to meet the net tangible asset requirement," said William H. Oberlin, president and chief executive officer of MIDCOM. "MIDCOM's performance has continued to improve since the arrival of new management one year ago, highlighted by our success in reversing downward trends in revenue, gross margin and EPS in the first quarter of 1997. We expect continued improvement going forward, and we're eager to demonstrate those prospects to NASDAQ," he added.

        No assurance can be given that MIDCOM's common stock will continue to be listed on NASDAQ. Should NASDAQ elect to delist MIDCOM's common stock, such action may have an adverse effect on the liquidity, trading price and ability to obtain quotations on a timely basis for the common stock. In such circumstances, it is unlikely that MIDCOM would be able to provide advance notice to holders of common stock before the delisting occurs.

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Forward-Looking Statements

        Statements expressed or implied in this news release concerning future results or expectations, including statements concerning the NASDAQ hearing or expected improvements in MIDCOM's performance, are forward-looking statements. Actual results could differ materially from those expressed or implied by such forward looking statements as a result of known or unknown risks, uncertainties and other factors, including MIDCOM's ability to generate sufficient working capital and increase sales and other risks identified in MIDCOM's Annual Report on Form 10-K for the year ended December 31, 1996 as well as risks described from time to time in MIDCOM's other filings with the Securities and Exchange Commission, news releases and other communications.

        Founded in 1989, MIDCOM provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customer locations per month.


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